NEWS

INVESTOR CONTACT: (818)225-3550
David Bigelow or Lisa Riordan

MEDIA CONTACT: (800)796-8448

COUNTRYWIDE REPORTS 2005 FIRST QUARTER RESULTS

- Diluted Earnings Per Share were $1.13 for the Quarter -

- Board Increases Cash Dividend to $0.15 per Share -

– 2005 Guidance Updated at $3.60 to $4.60 per Diluted Share –

CALABASAS, CA (April 26, 2005) – Countrywide Financial Corporation (NYSE: CFC) today announced results for the quarter ended March 31, 2005. First quarter highlights include the following:

•	Consolidated net earnings were $689 million, a gain of 27 percent over 2004’s first quarter net earnings of $543 million.

•	Earnings per diluted share were $1.13, up 26 percent from last year’s first quarter earnings of $0.90 per diluted share.

•	Pre-tax earnings in the Mortgage Banking segment advanced to $772 million from $561 million for the first quarter of 2004.

•	Pre-tax earnings from Diversified Businesses rose 17 percent over last year to $377 million, fueled primarily by further growth of the Banking segment. The increase in Banking segment profitability was driven primarily by continued asset growth.

•	Total loan production volume was $92 billion for the quarter, up 21 percent from the comparable quarter last year.

•	The servicing portfolio has grown by $211 billion since March 31, 2004 to a record $893 billion.

•	Financial results for the first and fourth quarters of 2004 include the effects of the earnings restatement related to timing of gain on sale for certain securities, as previously announced on February 22, 2005.

“Countrywide opened 2005 with a solid first quarter,” said Angelo R. Mozilo, Chairman and Chief Executive Officer. “The Company achieved diluted earnings per share of $1.13, an increase from both the first quarter of 2004 and last quarter. Countrywide’s heightened profitability was driven primarily by an increased contribution from the Mortgage Banking segment, where pre-tax earnings were up 38 percent from the same quarter a year ago and 196 percent from last quarter. The Banking and Insurance segments also delivered pre-tax earnings growth compared to both the first and fourth quarters of 2004.

“Within the Mortgage Banking segment, Production sector pre-tax earnings were $735 million, up $217 million from the fourth quarter of 2004. As previously disclosed, Production sector pre-tax earnings for the first quarter of 2005 include $193 million in nonprime fourth quarter 2004 securitizations for which the gain on sale was achieved in the first quarter of 2005. Servicing sector pre-tax earnings were $17 million, up $295 million from a loss of $278 million in the fourth quarter of 2004. Further improvement was limited primarily by lower-of-cost-or-market (LOCOM) accounting, as the market value for mortgage servicing rights (MSRs) increased by $160 million more than the increase in carrying value, which could not be recognized under LOCOM. For the second quarter of 2005, Countrywide has implemented hedge accounting for certain strata of its MSRs, which may remove the LOCOM constraint for those strata. The Servicing sector was also positively affected by continued portfolio growth. At quarter-end, the servicing portfolio reached $893 billion, up $55 billion from December 31, 2004.

“During the quarter, total pre-tax earnings from Diversified Businesses were $377 million, compared to pre-tax earnings of $322 million in the first quarter of 2004. The Banking segment delivered pre-tax earnings of $216 million, up 104 percent from the same quarter a year ago. This improvement was primarily as a result of continued asset growth at Countrywide Bank, whose recent portfolio growth has been fueled by adjustable-rate mortgages with low introductory rates. These products have the effect of reducing current period net interest margins, while future periods are expected to benefit as interest rates reset. Capital Markets segment pre-tax profits declined 20 percent from the first quarter of 2004 primarily as a result of margin compression and lower trading volume from MBS securities.

“Looking forward, Countrywide’s 2005 earnings guidance is updated to $3.60 to $4.60 per diluted share,” Mozilo concluded. Key assumptions behind the guidance include the following:

▪	Average 10-year U.S. Treasury yield of between 4.0 percent and 5.0 percent

▪	Total mortgage market originations of $2.3 trillion to $2.9 trillion

▪	Mortgage Banking segment pre-tax earnings of $2.0 billion to $2.8 billion

•	Company-wide loan production market share of 14.5 percent to 15.5 percent (1)

•	Company-wide loan origination volume of $330 billion to $425 billion (1)

•	Mortgage Banking segment production pre-tax margins of 40 basis points to 70 basis points (2)

•	Average loan servicing portfolio of $950 billion to $980 billion (3)

•	Loan servicing pre-tax margins of 1 basis point to 8 basis points

▪	Diversified Businesses pre-tax earnings of $1.7 billion to $1.9 billion

(1)	Includes production from the Mortgage Banking and Capital Markets segments and Countrywide Bank

(2)	Excludes earnings from Capital Markets and Countrywide Bank production

(3)	Total portfolio, including inventory, Bank portfolio and subservicing; average is computed as an average of the monthly average balances

The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

Countrywide’s Board of Directors approved an increase in the dividend to $0.15 per share, up $0.01 from last quarter. The payable date on the dividend will be May 31, 2005 to stockholders of record on May 12, 2005.

MORTGAGE BANKING

Countrywide’s Mortgage Banking segment, which includes Loan Production, Loan Servicing, and Loan Closing Services, contributed 67 percent of consolidated pre-tax earnings for the first quarter. Mortgage Banking pre-tax earnings for the first quarter were $772 million, which compares to $561 million for the first quarter of 2004.

Loan Production

The Loan Production sector is comprised of three distribution channels: prime and nonprime consumer-direct lending through Countrywide Home Loans’ 760-branch retail system, call center operations and the Internet; wholesale lending through a network of approximately 37,000 mortgage brokers; and correspondent lending which buys loans from approximately 2,100 other financial institutions such as independent mortgage companies, commercial banks, savings and loans and credit unions.

The Loan Production sector generated $735 million in pre-tax earnings for the 2005 first quarter, which compares to $517 million last quarter and $701 million for the first quarter of 2004. Compared to last quarter, gain on sale of loans and securities increased to $1.24 billion, from $1.15 billion. The table below shows fundings, sales, and revenues by product category for the quarter.

Mortgage Banking Segment	Quarter Ended
(dollars in millions)	Mar. 31, 2005	Dec. 31, 2004
Prime
Production	$63,591	$67,144
Loans sold	$58,921	$67,743
Gain on sale (“GOS”)	$729	$609
GOS as % of loans sold	1.24%	0.90%

Nonprime
Production	$8,187	$9,711
Loans sold	$12,486	$8,878
GOS	$352	$322
GOS as % of loans sold	2.82%	3.63%

Home Equity
Production	$6,971	$7,963
Loans sold	$4,025	$7,112
GOS	$156	$222
GOS as % of loans sold	3.89%	3.12%

Total production	$78,749	$84,818
Total loans sold	$75,432	$83,733
Total GOS	$1,237	$1,153
Total GOS as % of loans sold	1.64%	1.38%

Loan Servicing

The Loan Servicing sector reflects the performance of the MSRs and other retained interests associated with Countrywide’s owned-servicing portfolio. Since the MSRs generally perform best in higher interest rate environments, management expects that earnings from these assets will, over the long term, act as a natural counter-balance against Loan Production earnings, which typically perform best in lower interest rate environments. Generally, in declining interest rate environments, Loan Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Loan Servicing sector to further mitigate MSR impairment. As of March 31, 2005, the servicing portfolio was $893 billion, with a weighted average coupon of 5.9 percent, compared to a portfolio of $683 billion and a weighted average coupon of 6.0 percent one year ago.

For the quarter, the Loan Servicing sector recorded pre-tax earnings of $17 million, which compares to a pre-tax loss of $158 million for the first quarter of 2004. The capitalization rate on the MSR portfolio now stands at 122 basis points, which compares to 103 basis points at March 31, 2004, when substantially lower interest rates drove lower MSR valuations. The yield on 10-year U.S. Treasury securities, for example, was 4.50 percent on March 31, 2005, up 64 basis points from 3.86 percent one year earlier.

Loan Closing Services

Loan Closing Services are offered through Countrywide’s LandSafe companies, which primarily provide credit reports, appraisals and flood determinations. The LandSafe companies’ pre-tax earnings were $20 million in the first quarter, which compares to $19 million earned during the first quarter last year. Pre-tax earnings tend to be driven by industry and Company loan production volume.

DIVERSIFIED BUSINESSES

Diversified Businesses include the operations of Banking, Capital Markets, Insurance and Global Operations, and accounted for 33 percent of consolidated pre-tax earnings for the first quarter of 2005. Pre-tax earnings from Diversified Businesses were $377 million, up 17 percent from the first quarter of 2004.

Banking

The Banking segment includes the activities of Countrywide Bank and Countrywide Warehouse Lending, a provider of mortgage inventory financing to independent mortgage bankers. The Bank continues to leverage its relationship with the Mortgage Banking segment by originating high-quality mortgage assets through existing production distribution channels. Asset growth is in turn funded by the Bank’s overall low-cost liability base, where growth is driven by the continued expansion of its core deposit franchise. The Bank raises retail deposits through the Internet, call centers and 65 financial centers, most of which are located in existing Countrywide retail mortgage offices.

At March 31, 2005, total assets at Countrywide Bank reached $51 billion, compared to $24 billion at March 31, 2004, and were comprised of approximately 16 percent cash and investments, 83 percent first lien and home equity mortgage loans and 1 percent other assets. In the first quarter of 2005, the Bank produced $2 billion in new retail consumer deposits, as well as continued expansion of commercial and escrow deposit accounts. Net interest margin for the quarter was 2.27 percent, as compared to 2.29 percent for the first quarter of 2004. Countrywide Warehouse Lending had average loans outstanding of $4.3 billion during the quarter, an increase of 54 percent from the first quarter of 2004. Overall, quarterly pre-tax earnings for the Banking segment were $216 million, increasing 104 percent from last year’s $106 million, driven primarily by the increase in average earning assets at the Bank.

Capital Markets

The Capital Markets segment includes a registered securities broker-dealer, a distressed-asset manager and a commercial real estate finance group. Total revenues for Capital Markets in the first quarter were $204 million, with approximately 47 percent derived from conduit activities, 25 percent from underwriting, 14 percent from commercial real estate and 14 percent from securities trading, brokerage and other activities. This compares to total revenues of $223 million in the first quarter of 2004 with approximately 48 percent derived from conduit activities, 28 percent from underwriting, and 24 percent from securities trading, brokerage and other activities. In total, pre-tax earnings for the Capital Markets segment were $122 million in the first quarter of 2005, compared to $153 million in the comparable year-ago period, led primarily by margin compression and lower trading volume from MBS securities.

Insurance

Countrywide’s Insurance segment includes Balboa Life and Casualty Group, whose companies are national providers of property, life and casualty insurance; and Balboa Reinsurance Company, a captive mortgage reinsurance company. For the first quarter of 2005, net premiums earned were $156 million at Balboa Life & Casualty and $44 million at Balboa Reinsurance, which compares to $158 million and $37 million, respectively, for the comparable year-ago period. Pre-tax earnings for the Insurance segment were $55 million for the 2005 first quarter, which compares to $52 million for the first quarter of 2004.

Global Operations

The principal component of the Global Operations segment is Global Home Loans, the Company’s U.K. joint venture, organized to process loan originations and service loans on behalf of third parties. Today, Global Home Loans services over one million loans in the U.K. with outstanding balances of $115 billion. Other companies included in the Global Operations segment engage in technology services and property valuation. Pre-tax earnings for the first quarter were $4 million, which compares to $12 million for the first quarter of 2004. This decline resulted primarily from lower levels of new loan processing volumes.

Conference Call

Countrywide will host a live conference call to discuss quarterly results today at 11:00 am Eastern. The dial-in number for the live conference call is (888) 428-4473 (U.S.) or (612) 288-0318 (International). The management discussion will be available for replay through midnight on Tuesday, May 10, 2005. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 776023, respectively.

An accompanying slide presentation will be available on Countrywide’s website (www.countrywide.com), by clicking on “Investor Relations” on the website home page and clicking on the supporting slideshow text link for the 2005 first quarter earnings teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

About Countrywide

Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services. Mortgage banking businesses include loan production and loan servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services prime and nonprime loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass banking, capital markets, insurance, and global operations, largely through the activities of Countrywide Bank, a division of Treasury Bank, N.A., a bank offering depository and home loan products; Countrywide Capital Markets, a mortgage-related investment banker; Balboa Life and Casualty Group, whose companies are national providers of property, life and casualty insurance; Balboa Reinsurance, a captive mortgage reinsurance company; and Global Home Loans, a U.K. mortgage banking joint venture in which Countrywide holds a majority interest. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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8-8-8

COUNTRYWIDE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended
	March 31,		%
(In thousands, except per share data)	2005	2004	Change
	(unaudited)
Revenues
Gain on sale of loans and securities	$1,361,788	$1,117,390	22%

Interest income	1,480,781	1,049,750	41%
Interest expense	(995,937)	(517,555)	92%

Net interest income	484,844	532,195	(9%)
Provision for loan losses	(19,622)	(20,781)	(6%)

Net interest income after provision for loan losses	465,222	511,414	(9%)

Loan servicing fees and other income from retained interests	972,358	756,781	28%
Amortization of mortgage servicing rights	(472,187)	(413,682)	14%
Recovery (impairment) of retained interests	315,364	(995,645)	N/M
Servicing hedge (losses) gains	(552,292)	672,796	N/M

Net loan servicing fees and other income (loss) from retained interests	263,243	20,250	N/M

Net insurance premiums earned	199,518	195,383	2%
Commissions and other income	115,114	120,781	(5%)

Total revenues	2,404,885	1,965,218	22%

Expenses
Compensation	786,479	680,664	16%
Occupancy and other office	200,271	167,871	19%
Insurance claims	75,935	84,675	(10%)
Advertising and promotion	55,179	32,137	72%
Other operating	138,024	117,188	18%

Total expenses	1,255,888	1,082,535	16%

Earnings before income taxes	1,148,997	882,683	30%
Provision for income taxes	460,145	339,494	36%

NET EARNINGS	$688,852	$543,189	27%

Earnings per Share:
Basic	$1.18	$0.98	20%
Diluted	$1.13	$0.90	26%
Weighted Average Shares Outstanding:
Basic	583,201	555,968	5%
Diluted	610,676	606,627	1%

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9-9-9

COUNTRYWIDE FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	%
(In thousands, except share data)	2005	2004	Change
	(unaudited)	(audited)
Assets
Cash	$766,049	$753,417	2%
Mortgage loans and mortgage-backed securities held for sale	29,935,131	37,350,149	(20%)
Trading securities owned, at market value	8,743,946	10,558,387	(17%)
Trading securities pledged as collateral, at market value	824,030	1,303,007	(37%)
Securities purchased under agreements to resell and securities borrowed	21,083,634	13,231,448	59%
Loans held for investment, net	47,698,472	39,660,086	20%
Investments in other financial instruments	11,689,423	10,091,057	16%
Mortgage servicing rights, net	9,746,957	8,729,929	12%
Premises and equipment, net	1,093,265	985,350	11%
Other assets	5,452,134	5,832,875	(7%)

Total assets	$137,033,041	$128,495,705	7%

Liabilities
Notes payable	$57,698,487	$66,613,671	(13%)
Securities sold under agreements to repurchase	30,848,012	20,465,123	51%
Deposit liabilities	25,679,739	20,013,208	28%
Accounts payable and accrued liabilities	8,886,722	8,507,384	4%
Income taxes payable	2,968,034	2,586,243	15%

Total liabilities	126,080,994	118,185,629	7%

Commitments and contingencies	—	—	—

Shareholders’ Equity
Preferred stock — authorized, 1,500,000 shares of $0.05 par value; none issued and outstanding	—	—	—
Common stock — authorized, 1,000,000,000 shares of $0.05 par value; issued, 586,298,219 shares and 581,706,836 shares at March 31, 2005 and December 31, 2004, respectively; outstanding, 586,211,811 shares and 581,648,881 shares at March 31, 2005 and December 31, 2004, respectively	29,315	29,085	1%
Additional paid-in capital	2,651,297	2,570,402	3%
Accumulated other comprehensive income	72,672	118,943	(39%)
Retained earnings	8,198,763	7,591,646	8%

Total shareholders’ equity	10,952,047	10,310,076	6%

Total liabilities and shareholders’ equity	$137,033,041	$128,495,705	7%

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COUNTRYWIDE FINANCIAL CORPORATION
LOANS HELD FOR INVESTMENT, NET AND OTHER ASSETS

	March 31,	December 31,	%
(In thousands)	2005	2004	Change
	(unaudited)	(audited)
Loans Held for Investment, Net
Mortgage loans	$42,225,880	$34,194,630	23%
Warehouse lending advances secured by mortgage loans	3,501,843	3,681,830	(5%)
Defaulted FHA-insured and VA-guaranteed loans repurchased from securities	1,547,777	1,518,642	2%

	47,275,500	39,395,102	20%
Deferred loan origination costs	557,888	390,030	43%
Allowance for loan losses	(134,916)	(125,046)	8%

Total loans held for investment, net	$47,698,472	$39,660,086	20%

Other Assets
Reimbursable servicing advances	$1,015,776	$1,355,584	(25%)
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	904,194	795,894	14%
Interest receivable	491,624	426,962	15%
Receivables from custodial accounts	434,329	391,898	11%
Securities broker-dealer receivables	392,440	818,299	(52%)
Capitalized software, net	295,060	286,504	3%
Federal funds sold	290,000	225,000	29%
Prepaid expenses	204,024	212,310	(4%)
Cash surrender value of assets held in trust for deferred compensation plan	190,917	184,569	3%
Restricted cash	166,023	175,177	(5%)
Receivables from sale of securities	125,536	143,874	(13%)
Derivative margin accounts	114,641	99,795	15%
Other assets	827,570	717,009	15%

Total other assets	$5,452,134	$5,832,875	(7%)

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COUNTRYWIDE FINANCIAL CORPORATION
INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS

	March 31,	December 31,	%
(In thousands)	2005	2004	Change
	(unaudited)	(audited)
Investments in Other Financial Instruments
Available-for-sale securities:
Mortgage-backed securities	$7,559,654	$6,009,819	26%
Obligations of U.S. Government-sponsored enterprises	268,611	279,991	(4%)
Municipal bonds	266,114	208,239	28%
U.S. Treasury securities	72,618	66,030	10%
Other	64	3,685	(98%)

Subtotal	8,167,061	6,567,764	24%

Other interests retained in securitization classified as available-for-sale securities:
Prime home equity line of credit transferor’s interest	395,766	273,639	45%
Prime home equity residual securities	232,843	275,598	(16%)
Nonconforming interest-only and principal-only securities	221,272	191,502	16%
Nonprime residual securities	174,928	237,695	(26%)
Prepayment penalty bonds	87,682	61,483	43%
Nonprime interest-only securities	49,246	84,834	(42%)
Prime home equity interest-only securities	24,467	27,950	(12%)
Nonconforming residual securities	8,696	11,462	(24%)
Subordinated mortgage-backed pass-through securities	2,261	2,306	(2%)

Total other interests retained in securitization classified as available-for-sale securities	1,197,161	1,166,469	3%

Total available-for-sale securities	9,364,222	7,734,233	21%

Other interests retained in securitization classified as trading securities:
Prime home equity residual securities	631,427	533,554	18%
Nonprime residual securities	295,994	187,926	58%
Nonconforming residual securities	14,669	20,555	(29%)

Total other interests retained in securitization classified as trading securities	942,090	742,035	27%

Servicing hedge derivative instruments	961,610	1,024,977	(6%)
Debt hedge instruments — Interest rate and foreign currency swaps	421,501	589,812	(29%)

Total investments in other financial instruments	$11,689,423	$10,091,057	16%

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COUNTRYWIDE FINANCIAL CORPORATION
SELECTED OPERATING DATA
(Unaudited)

	Quarters Ended
	March 31,		%
(Dollar amounts in millions)	2005	2004	Change
Volume of loans produced	$92,024	$76,204	21%

Number of loans produced	538,339	499,001	8%

Loan closing services (units):
Number of credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title orders, other title and escrow services, and home inspections	5,007,167	3,794,984	32%

Capital Markets
Securities trading volume (1)	$828,621	$690,438	20%

Insurance
Net premiums earned:
Carrier	$155.8	$158.1	(1%)
Reinsurance	43.7	37.2	17%

Total net premiums earned	$199.5	$195.3	2%

	March 31,		%
	2005	2004	Change
Mortgage loan pipeline
(loans-in-process)	$58,803	$57,422	2%

Loan servicing portfolio(2)	$893,405	$682,848	31%

Number of loans serviced(2)	6,517,536	5,313,058	23%

MSR portfolio(3)	$798,518	$616,888	29%

Assets held by Countrywide Bank (in billions)	$51.1	$23.7	116%

Global Operations
Global Home Loans subservicing volume (in billions)	$115	$111	4%

(1)	Includes trades with Mortgage Banking Division.

(2)	Includes loans held for sale, loans held for investment and loans serviced under subservicing agreements for others.

(3)	Represents loan servicing portfolio reduced by loans held for sale, loans held for investment and subservicing.

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COUNTRYWIDE FINANCIAL CORPORATION
QUARTERLY SEGMENT ANALYSIS
(Unaudited)

	Quarter Ended March 31, 2005
	Mortgage Banking				Diversified Businesses
	Loan	Loan	Closing			Capital		Global
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Total	Grand Total
Revenues
Gain on sale of loans and securities	$1,237,230	$15,566	$—	$1,252,796	$—	$117,848	$—	$—	$(8,856)	$108,992	$1,361,788
Net interest income after provision for loan losses	176,331	(61,708)	662	115,285	254,805	77,663	12,079	871	4,519	349,937	465,222
Net loan servicing fees (1)	—	236,600	—	236,600	—	1,046	2,904	28,527	(5,834)	26,643	263,243
Net insurance premiums earned	—	—	—	—	—	—	199,518	—	—	199,518	199,518
Commissions, fees and other income (2)	37,985	(973)	59,930	96,942	41,493	7,352	8,968	25,716	(65,357)	18,172	115,114

Total revenues	1,451,546	189,485	60,592	1,701,623	296,298	203,909	223,469	55,114	(75,528)	703,262	2,404,885
Expenses	716,889	172,296	40,807	929,992	80,358	81,862	168,892	51,075	(56,291)	325,896	1,255,888

Earnings before income taxes	$734,657	$17,189	$19,785	$771,631	$215,940	$122,047	$54,577	$4,039	$(19,237)	$377,366	$1,148,997

	Quarter Ended March 31, 2004
	Mortgage Banking				Diversified Businesses
	Loan	Loan	Closing			Capital		Global
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Total	Grand Total
Revenues
Gain on sale of loans and securities	$956,914	$81,950	$—	$1,038,864	$—	$73,166	$—	$—	$5,360	$78,526	$1,117,390
Net interest income after provision for loan losses	350,534	(110,807)	224	239,951	118,066	142,484	10,783	480	(350)	271,463	511,414
Net loan servicing fees (1)	—	(3,893)	—	(3,893)	—	720	—	26,690	(3,267)	24,143	20,250
Net insurance premiums earned	—	—	—	—	—	—	195,383	—	—	195,383	195,383
Commissions, fees and other income (2)	13,418	15,441	49,156	78,015	22,864	7,026	16,299	30,642	(34,065)	42,766	120,781

Total revenues	1,320,866	(17,309)	49,380	1,352,937	140,930	223,396	222,465	57,812	(32,322)	612,281	1,965,218
Expenses	620,256	140,910	30,848	792,014	35,322	70,245	170,470	46,081	(31,597)	290,521	1,082,535

Earnings before income taxes	$700,610	$(158,219)	$18,532	$560,923	$105,608	$153,151	$51,995	$11,731	$(725)	$321,760	$882,683

(1)	Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2)	Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.